Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT, dated this 27th day of September, 2007, among First Defiance Financial Corp. ("First Defiance") an Ohio-chartered corporation and savings and loan holding company, First Federal Bank of the Midwest ("First Federal"), a federally chartered stock savings bank, both of which are located in Defiance, Ohio, and William J. Small (the "Executive"). First Defiance and First Federal are referred to jointly herein as the "Companies."

WITNESSETH:

WHEREAS, the Executive is presently Chairman, President and Chief Executive Officer of First Defiance and Chairman and Chief Executive Officer of First Federal;

WHEREAS, the Companies desire to continue to retain the Executive's services in such capacities; and

WHEREAS, the Executive is serving the Companies pursuant to the terms of a previous Agreement dated December 21, 1998 (the “Prior Agreement”);

WHEREAS, parties desire to amend and restate the Prior Agreement;

NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereby agree as follows:

1.           Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)           Annual Compensation. The Executive's "Annual Compensation" for purposes of this Agreement shall be deemed to mean the average annual Compensation paid to the Executive by the Companies during the five most recent taxable years ending prior to the date of termination.

(b)           Base Salary.  "Base Salary" shall have the meaning set forth in Section 3(a) hereof.

(c)           Bonus.  "Bonus" shall have the meaning set forth in Section 3(a) hereof.

(d)           Cause.  "Cause" shall mean personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this  Agreement.  For purposes of this paragraph, no act or failure to act on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Companies.

Exhibit 10.1

(e)           Change in Control of First Defiance. "Change in Control" of First Defiance shall have the meaning set forth in Section 409A(a)(2)(A)(v) of the Code.

(f)           Code.  "Code" shall mean the Internal Revenue Code of 1986, as amended.

(g)           Compensation.  "Compensation" shall have the meaning set forth in Section 3(a) hereof.

(h)           Date of Termination.  "Date of Termination" shall mean (i) if the Executive's employment is terminated by the Companies for any reason, the date on which a Notice of Termination is given or such later date as may be specified by the Companies in such Notice, or (ii) if the Executive's employment is terminated by the Executive, the date of termination shall be a date not less than 30 days from the date the Notice of Termination is delivered by the Executive to the Companies, unless the Companies, in their sole discretion, designate an earlier date.

(i)           Disability. "Disability" shall mean any physical or mental impairment that qualifies the Executive for disability benefits under the applicable long-term disability plan maintained by the Companies or any subsidiary or, if no such plan applies, which would qualify the Executive for disability benefits under the Federal Social Security System.

(j)           Good Reason.  "Good Reason" shall mean:

(i)	Without the Executive's express written consent:

(a)           the assignment by the Companies to the Executive of any duties that, in the Executive's good faith determination, are materially inconsistent with the Executive's positions, duties, responsibilities and status with the Companies immediately prior to such assignment, or in the event of a Change in Control, immediately prior to such a Change in Control of First Defiance;

(b)           in the Executive's good faith determination, a material change in the Executive's reporting responsibilities, titles or offices as an employee and as in effect immediately prior to such change or, in the event of a Change in Control, immediately prior to such a Change in Control of First Defiance; or

(c)           any removal of the Executive from or any failure to re-elect the Executive to the offices of Chairman, President and Chief Executive Officer of First Defiance and Chairman and Chief Executive Officer of First Federal, except in connection with cause, Disability, Retirement, or the Executive's death;

(ii)	Without the Executive's express written consent, a reduction by the

Exhibit 10.1

Companies in the Executive's Base Salary, as the same may be increased from time to time, or fringe benefits;

(iii)           The principal executive office of the Companies is relocated outside of the Defiance, Ohio area or, without the Executive's express written consent, the Companies require the Executive to be based anywhere other than an area in which the Companies' principal executive office is located, except for required travel on business of the Companies to an extent substantially consistent with the Executive's present business travel obligations;

(iv)           Without the Executive's express written consent, the Companies fail to provide the Executive with the same fringe benefits that were provided to the Executive immediately prior to a Change in Control of First Defiance, or with a package of fringe benefits (including paid vacations) that, though one or more of such benefits may vary from those in effect immediately prior to such Change in Control, is substantially comparable in all material respects to such fringe benefits taken as a whole;

(v)           Any purported termination of the Executive's employment for Cause, Disability or Retirement that is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (1) below; or

(vi)           The failure by First Defiance to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 10 hereof.

(k)           IRS.  “IRS” shall mean the Internal Revenue Service.

(l)           Notice of Termination.  "Notice of Termination" shall mean a dated notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, (iii) specifies a Date of Termination, and (iv) is given in the manner specified in Section 11 hereof.

(m)           Retirement.  "Retirement" shall mean voluntary termination by the Employee in accordance with the Companies' retirement policies, including early retirement, generally applicable to their salaried employees.

2.           Term of Employment.

(a)           The Companies hereby employ the Executive as Chairman, President, and Chief Executive Officer of First Defiance and Chairman and Chief Executive Officer of First Federal.  Executive hereby accepts said employment and agrees to render such services to the Companies on the terms and conditions set forth in this Agreement. The term of employment under this Agreement shall be a three-year term, which shall be deemed to have commenced on

Exhibit 10.1

January 1, 2007. However, at a meeting of the Companies' Board of Directors no later than 30 days prior to the first anniversary of the date of this Agreement and each anniversary thereafter, the Board of Directors of the Companies shall consider and review (with appropriate corporate documentation thereof, and after taking into account all relevant factors including the Executive's performance and the merits of a three-year agreement) a one-year extension of the term under this Agreement, and the term shall continue to extend, unless either the Board of Directors does not approve such extension and provides written notice to the Executive of such event or the Executive gives written notice to the Companies of the Executive's election not to extend the term, in each case, with such written notice to be given not less than thirty (30) days prior to any such anniversary date. References herein to the term of this Agreement shall refer both to the initial term and successive terms.

(b)           During the term of this Agreement, the Executive shall perform such executive services for the Companies as may be consistent with his titles and from time to time assigned to him by the Companies' Board of Directors; provided, however, that the Executive shall not be precluded from (i) vacations and other leave time in accordance with section 3(c) below; (ii) reasonable participation in community, civic, charitable, or similar organizations; (iii) reasonable participation in industry-related activities; or (iv) pursuing personal investments that do not interfere or conflict with the performance of Executive's duties to the Companies.

3.           Compensation and Benefits.

(a)           The Companies shall compensate and pay Executive for his services during the term of this Agreement at a minimum base annual salary of $278,932.00 ("Base Salary"), which may be increased from time to time in such amounts as may be determined by the Companies' Board of Directors and may not be decreased without the Executive's express written consent. In addition to his Base Salary, the Executive shall be entitled to receive during the term of this Agreement a bonus based on such terms and conditions as are set forth from time to time in the Companies' incentive bonus program (the "Bonus"). The Executive's Base Salary and Bonus are referred to herein as his "Compensation."

(b)           During the term of the Agreement, Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, deferred compensation, profit sharing, stock option, management recognition, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Companies, to the extent commensurate with his then duties and responsibilities, as fixed by the Board of Directors of the Companies including, but not limited to, the following: (i) the Companies shall pay membership dues for the Executive for membership in such organizations, including country clubs and professional organizations, as are approved by the Companies from time to time; and (ii) the Companies shall, at their discretion, provide the use of an automobile (the terms and conditions for the Executive's use and possession of the automobile and the quality of the automobile provided for the Executive's use shall be consistent with, or not less favorable than, the past practices of the Companies) or an automobile expense reimbursement. The Companies shall not make any changes in such plans, benefits or privileges that would adversely affect Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Companies and does not result in a proportionately

Exhibit 10.1

greater adverse change in the rights of or benefits to Executive as compared with any other executive officer of the Companies. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 3(a) hereof.

(c)           During the term of this Agreement, Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Board of Directors of the Companies, which shall in no event be less than four weeks per annum. Executive shall not be entitled to receive any additional compensation from the Companies for failure to take a vacation, nor shall Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Board of Directors of the Companies.

4.           Expenses.  The Companies shall reimburse Executive or otherwise provide for or pay for all reasonable expenses incurred by Executive in furtherance or in connection with the business of the Companies, including, but not by way of limitation, traveling expenses and all reasonable entertainment expenses (whether incurred at the Executive's residence, while traveling or otherwise), subject to such reasonable documentation and other limitations as may be established by the Board of Directors of the Companies. If such expenses are paid in the first instance by Executive, the Companies shall reimburse the Executive therefor.

5.           Termination.

(a)           The Companies shall have the right, at any time upon prior Notice of Termination, to terminate the Executive's employment hereunder for any reason, including without limitation termination for Cause, Disability or Retirement.

(b)           Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

(c)           In the event that (i) Executive's employment is terminated by the Companies for Cause, Disability or Retirement or in the event of the Executive's death, or (ii) Executive terminates his employment hereunder other than for Good Reason, Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(d)           In the event that Executive's employment is terminated by the Companies for other than Cause, Disability, Retirement or the Executive's death or such employment is terminated by the Executive (i) due to failure by the Companies to comply with any material provision of this Agreement, or (ii) for Good Reason, in either case which failure or Good Reason has not been cured within a period of thirty (30) days after a written notice of non-compliance has been given by Executive to the Companies, then the Companies shall, subject to the provisions of Section 6 hereof, if applicable;

(1)
pay to the Executive, in a lump sum payment on the first business day of the month following the Date of Termination, an amount equal to 2.00 times the Annual Compensation but not more than twice the annual compensation limitation in effect under Section 401(a)(17) for

Exhibit 10.1

the year which includes the Date of Termination; and

(2)
pay to the Executive, in a lump sum payment on the first business day of the seventh month following the Date of Termination, an amount equal to the excess of 2.99 times the Annual Compensation over the amount of the payment made to the Executive under subparagraph (d)(i); and

(3)
maintain and provide for a period ending at the earlier of (i) the expiration of the remaining term of employment pursuant hereto prior to the Notice of Termination, (ii) the end of the second full calendar year following the year which includes the date of termination, or (iii) the date of the Executive's full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (3)), at no cost to the Executive, the Executive's continued participation in all group insurance, life insurance, health and accident, disability and other employee benefit plans, programs and arrangements in which the Executive was entitled to participate  immediately prior to the Date of Termination (other than retirement plans or stock compensation plans of the Companies), provided that in the event that the Executive's participation in any plan, program or arrangement as provided in this subparagraph (3) is barred, or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, the Companies shall arrange to provide the Executive with benefits substantially similar to those that the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination.  Notwithstanding the forgoing, the Companies may in lieu of providing for continuation of the forgoing benefits, pay to the Executive in a lump sum cash payment an amount equal to the Companies’ cost of providing such benefits to Executive during the month immediately prior to the Executive’s termination of employment, times the number of months that were remaining in the term of Executive’s employment prior to the Notice of Termination.

6.           Limitation of Benefits under Certain Circumstances.  If the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits that Executive has the right to receive from the Companies, would constitute a "parachute payment" under Section 280G of the Code, the payments and benefits pursuant to Section 5 hereof shall be reduced, in the manner determined by the Executive, by the amount, if any, that is the minimum necessary to result in no portion of the payments and benefits under Section 5 being non-deductible to either of the Companies pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The determination of any reduction in the payments and benefits to be made pursuant to Section 5 shall be based upon the opinion of independent tax counsel selected by the Companies' independent public accountants

Exhibit 10.1

and paid by the Companies.  Such counsel shall be reasonably acceptable to the Companies and Executive; shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination; and may use such actuaries as such counsel deems necessary or advisable for the purpose. In the event that the Companies and/or the Executive do not agree with the opinion of such counsel, (i) the Companies shall pay to the Executive the maximum amount of payments and benefits pursuant to Section 5, as selected by the Executive, which such opinion indicates that there is a high probability do not result in any payments and benefits being non-deductible to the Companies and subject to the imposition of the excise tax imposed under Section 4999 of the Code (the “Permitted Amount”), and (ii) the Companies may request, and provided that the amount not paid to the Executive because it was above the Permitted Amount exceeds 5% of the total amount of payments and benefits owed to Executive by the Companies pursuant to the terms of this Agreement, Executive shall have the right to demand that the Companies request, a ruling from the IRS as to whether the disputed payments and benefits pursuant to Section 5 hereof have such consequences. Any such request for a ruling from the IRS shall be promptly prepared and filed by the Companies, but in no event later than thirty (30) days from the date of the opinion of counsel referred to above, and shall be subject to the Executive's approval prior to filing, which shall not be unreasonably withheld. The Companies and Executive agree to be bound by any ruling received from the IRS and to make appropriate payments to each other to reflect any such rulings, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. Nothing contained herein shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 6, or a reduction in the payments and benefits specified in Section 5 below zero.

7.           Mitigation; Exclusivity of Benefits.

(a)           The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise.

(b)           The specific arrangements referred to herein are not intended to exclude any other benefits that may be available to the Executive upon a termination of employment with the Companies pursuant to employee benefit plans of the Companies or otherwise.

8.           Withholding. All payments required to be made by the Companies hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Companies may reasonably determine should be withheld pursuant to any applicable law or regulation.

9.           Covenant Not to Compete and Confidential Information

(a)           Throughout the employment of Executive under this Agreement and for a period of one year after termination of employment for any reason, Executive agrees that he will not, except on behalf of the Companies or with the written consent of the Companies:

(1)	engage in any business activity, directly or indirectly, on his own

Exhibit 10.1

behalf or as a partner, stockholder (except by ownership of less than 1% of the outstanding stock of a publicly held corporation), director, trustee, principal, agent, employee, consultant or otherwise of any person, firm or corporation, which is engaged in any activity in which the Companies or any parent, subsidiary or affiliate of the Companies is engaged at the time;

(2)	allow the use of his name by or in connection with any business that is competitive with any activity in which the Companies or any parent, subsidiary or affiliate of the Companies is engaged, or

(3)
offer employment to or employ, for himself or on behalf of any competitor of the Companies or any parent, subsidiary or affiliate, any person who at any time within the prior three years shall have been employed by the Companies or any parent, subsidiary or affiliate of the Companies.

(b)           The parties acknowledge that this Section 9 is fair and reasonable under the circumstances.  It is the desire and intent of the parties that the provisions of this Section 9 shall be enforced to the fullest extent permitted by law.  Accordingly, if any particular portion of this Section 9 shall be adjudicated to be invalid or unenforceable, this Section 9 shall be deemed amended to:

(1)	reform the particular portion to provide for such maximum restrictions as will be valid and enforceable, or if that is not possible,

(2)
delete the portion found invalid or unenforceable, such reformation or deletion to apply only with respect to the operation of this Section 9 in the particular jurisdiction in which such adjudication is made.

(c)           During the term of Executive’s employment, the covenants contained in this Section 9 shall apply without regard to geographic location.  Upon the termination of Executive’s employment, the covenants contained in this Section 9 shall be limited to a twenty-five (25) mile radius of any office of the Companies.

(d)           Notwithstanding any other provision of this Agreement to the contrary, in the event Executive violates the above restrictive covenants, all amounts otherwise owing to Executive by the Companies shall be forfeited by Executive and the Companies, in addition to any other remedy, shall be under no further obligation to Executive.

(e)           Executive shall not at any time, in any manner, while employed by the Companies or thereafter, either directly or indirectly, except in the course of carrying out the Companies business or as previously authorized in writing on behalf of the Companies, disclose or communicate to any person, firm, or corporation, any information of any kind concerning any matters affecting or relating to the Companies’ business or any of its data, figures, projections, estimates, customer lists, tax records, personnel histories, and accounting procedures, without

Exhibit 10.1

regard to whether any or all of such information would otherwise be deemed confidential or material.

10.           Assignability. The Companies may assign this Agreement and their rights hereunder in whole, but not in part, to any corporation, bank or other entity with or into which either of the Companies may hereafter merge or consolidate or to which either of the Companies may transfer all or substantially all of their respective assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Companies hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

11.           Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective address set forth below:

To First Defiance:	First Federal Financial Corp.
601 Clinton Street
Defiance, Ohio 43512

To First Federal:	First Federal Bank of the Midwest
601 Clinton Street
Defiance, Ohio 43512

To the Executive:	William J. Small
1689 Oak Pointe Lane
Defiance, OH 43512

12.           Supersedes Prior Agreement; Amendment; Waiver.  This Agreement supersedes the Prior Agreement.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Companies to sign on their behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13.           Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Ohio.

14.           Nature of Obligations.  Nothing contained herein shall create or require the Companies to create a trust of any kind to fund any benefits that may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Companies hereunder, such right shall be no greater than the right of any unsecured general creditor of the Companies.

Exhibit 10.1

15.           Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16.           Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

17.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18.           Regulatory Actions.  The following provisions shall be applicable to the parties to the extent that they are required to be included in the employment agreements between a savings association and its employees pursuant to Section 563.39 (b) of the Regulations Applicable to All Savings Associations, 12 C.F.R. 563.39(b), or any successor thereto, and shall be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 5 hereof.

(a)           If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Companies' affairs pursuant to notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act ("FDIA")(12 U.S.C. 1818 (e)(3) and 1818(g)(1)), the Companies' obligations under this Agreement shall be suspended as of the date of service, unless  stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Companies may, in their discretion: (i) pay Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b)           If Executive is removed from office and/or permanently prohibited from participating in the conduct of the Companies' affairs by an order issued under Section 8(e)(4) or Section  8(g)(1) of the FDIA (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Companies under this Agreement shall terminate as of the effective date of the order, but vested rights of Executive and the Companies as of the date of termination shall not be affected.

(c)           If the Companies are in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. 1813(x)(l)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of Executive and the Companies as of the date of termination shall not be affected.

(d)           All obligations under this Agreement shall be terminated pursuant to 12 C.F.R. 563.39(b)(5) (except to the extent that it is determined that continuation of the Agreement for the continued operation of the Companies is necessary):  (i) by the Director of the Office of Thrift Supervision ("OTS"),

Exhibit 10.1

or his/her designee, at the time the Federal Deposit Insurance Corporation ("FDIC") or Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of First Federal under the authority contained in Section 13 (c) of the FDIA (12 U.S.C. 1823(c)); or (ii) by the Director of the OTS, or his/her designee, at the time the Director or his/her designee approves a supervisory merger to resolve problems related to operation of the Companies or when the Companies are determined by the Director of the OTS to be in an unsafe or unsound condition, but vested rights of Executive and the Companies as of the date of termination shall not be affected.

19.           Regulatory Prohibition.  Notwithstanding any other provision of this Agreement to the contrary, any payment made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(K) and any regulations promulgated thereunder.

20.           Additional Restriction on Distributions to Key Employees.

(a)           Notwithstanding the provisions of this Agreement providing for payment of benefits upon termination of employment, if at the time a benefit would otherwise be payable, Executive is a “specified employee” [as defined below], and the payment provided for would be deferred compensation with the meaning of Code section 409A, the distribution of the Executive’s benefit may not be made until six months after the date of the Executive’s separation from service with the Company [as that term may be defined in Section 409A(a)(2)(A)(i) of the Code and relevant regulations], or, if earlier the date of death of the Executive. This requirement shall remain in effect only for periods in which the stock of the Company is publicly traded on an established securities market.

(b)           For purposes of this Section 20 a “specified employee” shall mean any Executive of the Company who is a “key employee” of the Company within the meaning of Code section 416(i) as of the last day of the calendar year preceding the date of the termination of employment. This shall include any Executive who is (i) a 5-percent owner of the Company’s common stock, or (ii) an officer of the Company with annual compensation from the Company of $130,000.00 or more, or (iii) a 1-percent owner of Company’s common stock with annual compensation from the Company of $150,000.00 or more (or such higher annual limit as may be in effect for years subsequent to 2005 pursuant to indexing section 416(i) of the Code).

(c)           The provisions of this Section 20 have been adopted only in order to comply with the requirements added by Code section 409A. These provisions shall be interpreted and administered in a manner consistent with the requirements of Code section 409A, together with any regulations or other guidance which may be published by the Treasury Department or Internal Revenue Service interpreting such Code section 409A.

Exhibit 10.1

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

Attest:	FIRST DEFIANCE FINANCIAL CORP.

/s/ John W. Boesling	By:	/s/ John C. Wahl
John W. Boesling, Secretary		Name: John C. Wahl
Title: Executive V.P., C.F.O.

Attest:	FIRST FEDERAL BANK
OF THE MIDWEST

/s/ John W. Boesling	By:	/s/ John C. Wahl
John W. Boesling, Secretary		Name: John C. Wahl
Title: Executive V.P., C.F.O.

Witness:

/s/ Danielle Norden		/s/ William J. Small
William J. Small